EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
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      HAROLD'S STORES, INC. ANNOUNCES APPOINTMENT OF RON STAFFIERI AS CHIEF
                               EXECUTIVE OFFICER

DALLAS, TX - OCTOBER 9, 2006 - Harold's Stores, Inc. (OTCBB symbol: HLDI), a chain of upscale ladies' and men's specialty apparel stores, announced that the Board has appointed Ronald S. Staffieri as Chief Executive Officer, effective October 9. Mr. Staffieri will replace Clark J. Hinkley, who has been serving as Interim Chief Executive Officer. Mr. Hinkley will remain involved with the Company in a merchandising capacity and report to Ron Staffieri.

Ron Staffieri has over 20 years of experience as a President and/or Chief Executive Officer of large retailers. Most recently, Mr. Staffieri was CEO of arts and craft retailers Rag Shops and President of Michaels Stores. His background includes over five years with Waldenbooks/Borders as President and over seven years as President/CEO in the toy and baby business with Kay-bee Toy and Lil' Things. Mr. Staffieri also served as President of Things Remembered from 1986 to 1990. Mr. Staffieri will serve on the Company's Board of Directors.

"I look forward to working closely with the Harold's team. As a Dallas-based retailer who has closely followed this great brand for many years, I am excited to be a part of this Company as we continue the efforts to return to our classically-inspired roots," stated Ron Staffieri.

William Haslam, Non-Executive Chairman of the Board added, "We are very pleased that a retailer of Ron's caliber has decided to join the Harold's team. We are also grateful that Clark Hinkley will continue to assist the Company's merchandising efforts."

Founded in 1948 and headquartered in placeCityDallas, StateTexas, Harold's Stores, Inc. (AMEX symbol: HLD) currently operates 42 upscale ladies' and men's specialty stores in 19 states. The Company's placeCityHouston locations are known as "Harold Powell."

Harold's Stores, Inc. wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, the ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 2006 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

FINANCIAL INFORMATION CONTACT:
Jodi L. Taylor
Chief Financial Officer
Harold's Stores, Inc.
405-329-4045